AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Amendment (this "Amendment") is entered into this 30th day of January, 2002, to amend that certain Purchase and Sale Agreement (the "Purchase Agreement") dated December 20, 2001, by and among Texas T. Petroleum, Ltd., a Colorado corporation ("Texas T"), Capital Reserve Corporation, a Colorado corporation ("Capital"), Pierre Jorgensen, a natural person residing in Ls Roses des Hayes, France ("PJ"), Carbon Resources Limited, a Cyprus corporation ("Carbon") Lanisco Holdings Limited, a Cyprus corporation ("Lanisco") and Synergy Technologies Corporation ("Synergy").

WHEREAS, the Purchase Agreement provides in paragraph 17, among other things, that the obligations of each party to close the transaction is subject to approval of the terms of the Purchase Agreement by the vote of the requisite number of shareholders of Synergy at a meeting to be held in January 2002.

WHEREAS, the parties wish to amend such provision of the Purchase Agreement as set forth below in this Amendment.

NOW THEREFORE, upon full and complete execution hereof, the Purchase Agreement is deemed to be amended as follows:

1. Subparagraph (c) of paragraph 17 of the Agreement is hereby amended in its entirety to read as follows:

"(c) Approval to increase Synergy's authorized number of shares of common stock from 50,000,000 shares to 100,000,000 shares by vote of the requisite number of the shareholders of Synergy at a meeting to be held on February 18, 2002."

In witness whereof the parties have hereunto set their hands and/or seals under the hand of an officer duly authorized for that purpose as of the date above written.

TEXAS T PETROLEUM, LTD. By: /s/ Ian Mills Title: Secretary	SYNERGY TECHNOLOGIES CORPORATION By: /s/ Marc Cernovitch Title: Vice President
CAPITAL RESERVE CORPORATION By: /s/ Jacqueline Danforth Title: President	PIERRE JORGENSEN /s/ Pierre Jorgensen
CARBON RESOURCES, LIMITED By: /s/ Thomas E. Cooley Title: Director	LANISCO HOLDINGS, LIMITED By: /s/ Thomas E. Cooley Title: Power of Attorney